Exhibit 99.2

Express Scripts Reports Second Quarter Earnings
Debt and stock repurchases exceed $100 million

ST.     LOUIS, July 23 2003—Express Scripts, Inc. (Nasdaq: ESRX) announced second quarter net income of $59.0 million, or $0.74 per diluted share, which includes a charge of $4.9 million ($3.0 million net of tax), or $0.04 per diluted share, resulting from the early retirement of debt. This compares to $48.7 million, or $0.61 per diluted share, for the same quarter of 2002.

        “This quarter our strong performance was driven by increased mail pharmacy and generic utilization, growth in specialty distribution services, gains in productivity and capital structure improvements,” stated Barrett Toan, chairman and chief executive officer. “The increasing use of mail pharmacy, generic drugs and our specialty distribution services offer particularly good opportunities to generate savings for our clients on prescription drug spending and stronger operating performance for our company. At every point, Express Scripts’ interests are aligned with those of its plan sponsors and their members.”

Strong Operating Results

        Revenues for the second quarter of 2003 were $3.3 billion, a 5 percent increase over $3.2 billion for the same quarter last year. This year-to-year increase is due primarily to higher rates of utilization of prescription drugs by health plan members, drug price inflation and increased membership. Partially offsetting the increases in revenues, lower-cost generic drugs represented approximately 47 percent of total prescriptions compared to 43 percent last year. In addition, increased co-payments reduced revenues as the Company does not record as revenue member co-payments made to retail pharmacies.

        Mail pharmacy prescriptions increased to 8.1 million during the second quarter of 2003, a 16 percent increase compared with the same quarter last year. Mail claims as a percentage of total adjusted claims grew to 20 percent from 18 percent for the same period last year. “Our higher mail penetration reflects that members on long-term maintenance medications are increasingly discovering that one of the best ways to save time and money is by using our mail pharmacy services,” added Toan. “Our mail pharmacy offers a particularly strong opportunity to increase value to clients through lower costs, improved formulary compliance and increased generic utilization.”

        Specialty distribution claims increased to 1.0 million, a 27 percent increase over last year’s second quarter. “Our specialty business is aimed primarily at doing exactly what we do on the PBM side, and that is to make drugs more affordable and safer for our clients and their members,” noted Toan. “Our specialty business includes both a mail order component and a network management component, and our clients recognize the savings that can be achieved by including expensive injectible drugs in the PBM business model. We have seen the demand grow for these services, which should allow us to increase our penetration in an area that is under-penetrated in our book of business today.”

        Retail network claims processed in the second quarter were 96.0 million, a 5 percent increase over the second quarter of 2002. The success of converting retail network claims to cost-effective mail prescriptions reduced the growth in retail claims in the quarter.

        Express Scripts has invested in technologies to increase productivity and improve the operational and administrative support functions of providing the pharmacy benefit. For the second quarter, selling, general and administrative expenses decreased to $107.0 million from $121.3 million for the same quarter last year mainly reflecting these productivity improvements.

        Operating income for the second quarter was $110.3 million, a 21 percent increase over $90.8 million for the second quarter of 2002. Cash flow from operations was reduced by approximately $70 million to $75 million due to the one-time impact of implementing a new wholesale prescription drug purchasing agreement, which requires earlier payments for purchases in exchange for greater price discounts over the term of the contract and improved inventory management. While a portion of the reduction in inventory has already been realized, most of this reduction was offset by the additional inventory required for the DoD TRICARE Management Activity mail contract.

        During the second quarter, the Company repurchased 730,000 shares of common stock for $45.2 million and reduced debt by $60.4 million including $35.4 million of the 9 5/8% Senior Notes. As a result of the repurchase of this debt, the Company recorded incremental interest expense of $4.9 million for the premium above par on the purchase price of the Senior Notes and for unamortized debt issuance costs.

        The Company’s financial performance will continue to benefit from growth in membership, increased mail and generic utilization, productivity improvements and growth in specialty distribution. Based on these strong fundamentals, the Company believes its 2003 diluted earnings per share, including the charges incurred through the second quarter resulting from the early retirement of debt, will be between $3.14 and $3.16. In addition, the Company believes its 2004 diluted earnings per share will increase 20 percent to 25 percent over 2003, excluding any additional charges relating to the early retirement of debt.

S&P Revises Express Scripts Outlook to Positive

        Standard & Poors revised its outlook on Express Scripts to positive from stable and reaffirmed its investment grade rating on the Company. The positive outlook reflects Express Scripts’ continued strong position in the expanding PBM industry, solid operating performance, and growing cash flows.

Express Scripts Joins Global Ranking

        Express Scripts was ranked 414 in Fortune Magazine’s Fortune Global 500, which was published this month. The ranking, which is based on revenues, was the first time Express Scripts was included on this listing.

Outcomes Conference Demonstrates Thought Leadership

        The company’s seventh annual Drug Trend report, which has gained national recognition as the most comprehensive, publicly available analysis of U.S. drug-cost trends, was released during the second quarter at the company’s 2003 Outcomes Conference. “Express Scripts’ independent research fuels innovative and sound recommendations for managing prescription drug costs, and for the past 7 years, the Company’s Outcomes Conference has presented the most advanced thinking in pharmacy benefit management,” noted Toan. “The Outcomes Conference and Drug Trend report provide exceptional opportunities for everyone involved in the pharmacy benefit to better understand marketplace dynamics and potential solutions for making the use of prescription drugs safer and more affordable.”

Other Matters

        The Securities and Exchange Commission (“SEC”) previously announced plans to review prior filings of each of the Fortune 500 companies. The Company previously announced it had received a comment letter from the SEC with respect to its Annual Report on Form 10-K for 2001 and subsequent quarterly reports on Form 10-Q. Most issues raised by the SEC relate to disclosure and reclassification matters, including whether the pharmacy benefit management (“PBM”) business should be comprised of two separate segments or a single segment representing an integrated product. None of these issues would affect Express Scripts’ consolidated results of operations, which include gross profit and net income, or the consolidated balance sheet and consolidated statement of cash flows. An additional issue raised in the SEC comment letter is whether the Company should include in revenue co-payments paid by clients’ members to retail network pharmacies with respect to prescriptions filled in one of the Company’s retail networks. The Company does not include such co-payments in revenue or cost of revenue. If the Company is required to include retail co-payments in revenue and cost of revenue, it would result in an increase in reported revenue and cost of revenue for the six months ended June 30, 2003 and 2002 of approximately 23 percent to 29 percent (excluding member co-payments on plans wherein the Company does not include ingredient costs in revenue). Thus, Express Scripts’ consolidated results of operations, which include gross profit and net income, and the consolidated balance sheet and consolidated statement of cash flows would not be affected. The Company is in discussions with the SEC about the issues raised in the comment letter.

        Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

        Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The Company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary and sample accountability services through its Phoenix subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

        This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

  risks associated with our acquisition of NPA, including integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses risks associated with our ability to maintain growth rates, or to control operating or capital costs continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers adverse results in regulatory matters, the adoption of new legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations (including, without limitation, the Compliance Guidelines for Pharmaceutical Manufacturers issued by the Office of Inspector General of HHS relating to the Federal Medicare/Medicaid Anti-Kickback Statute)
  increased compliance risks relating to our contracts with the Department of Defense Tricare Plan and various state governments risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston and the Attorney General of the State of New York, and other regulatory agencies the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers adverse results in litigation, including a number of purported class action cases challenging aspects of our business practices risks associated with the use and protection of the intellectual property we use in our business risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements risks associated with our ability to continue to develop new products, services and delivery channels general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit increase in credit risk relative to our clients due to adverse economic trends risks associated with our inability to attract and retain qualified personnel other risks described from time to time in our filings with The Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.

Unaudited Consolidated Statement of Operations
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues	$3,334,197	$3,167,524	$6,558,178	$5,718,546
Cost of revenues	3,116,962	2,955,420	6,131,330	5,331,785

Gross profit (1)	217,235	212,104	426,848	386,761
Selling, general and administrative (1)	106,955	121,311	208,741	217,698

Operating income	110,280	90,793	218,107	169,063

Other (expense) income:
Undistributed loss from joint venture	(1,545)	(1,033)	(3,084)	(2,070)
Interest income	721	1,319	1,589	2,379
Interest expense	(14,040)	(11,654)	(24,742)	(19,782)

	(14,864)	(11,368)	(26,237)	(19,473)

Income before income taxes	95,416	79,425	191,870	149,590
Provision for income taxes	36,410	30,725	73,215	56,921

Income before change in accounting principle	59,006	48,700	118,655	92,669
Cumulative effect of change in accounting principle,
net of taxes	-	-	(1,028)	-

Net income	$59,006	$48,700	$117,627	$92,669

Basic earnings per share:
Before cumulative change in accounting principle	$0.75	$0.62	$1.52	$1.19
Cumulative effect of change in accounting principle	-	-	(0.01)	-

Net income	$0.75	$0.62	$1.51	$1.19

Weighted average number of common shares
Outstanding during the period - Basic EPS	78,366	78,367	77,959	78,029

Diluted earnings per share:
Before cumulative change in accounting principle	$0.74	$0.61	$1.49	$1.16
Cumulative effect of change in accounting principle	-	-	(0.01)	-

Net income	$0.74	$0.61	$1.48	$1.16

Weighted average number of common shares
Outstanding during the period - Diluted EPS	80,021	80,277	79,366	79,941

EBITDA (2)	$123,510	$113,603	$244,500	$220,026

See Notes to Unaudited Consolidated Statement of Operations

EXPRESS SCRIPTS, INC.

Notes to Unaudited Consolidated Statement of Operations
(in thousands)

General

During 2002, we early adopted EITF No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor.” EITF 02-16 requires any consideration received from a vendor to be characterized as a reduction of cost of revenues. Therefore, revenues for the three months ended June 30, 2002 have been reduced by $235,113. Cost of revenues have been reduced by the same amount. These amounts represent the gross amount of rebates and administrative fees received from pharmaceutical manufacturers for collecting, processing and reporting drug utilization data, for monitoring formulary compliance, and for calculating and distributing rebates to those of our clients for whom our PBM services includes the claim processing function. Our client’s portion, a majority of such amounts, will continue to be classified as a reduction of revenues. Our consolidated gross profit was not impacted as a result of this adoption.

(1)     Includes depreciation and amortization expense of:

	3 months ended June 30,		6 months ended June 30,
	2003	2002	2003	2002
Gross profit	$5,265	$8,478	$10,411	$14,660
Selling, general and administrative	$7,965	$14,332	$15,982	$36,303

(2)	The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measure calculated under Generally Accepted Accounting Principles:

	3 months ended June 30,		6 months ended June 30,
	2003	2002	2003	2002
Net income	$59,006	$48,700	$117,627	$92,669
Income taxes	36,410	30725	73,215	56,921
Depreciation and amortization*	13,230	22,810	26,393	50,963
Interest expense, net	13,319	10,335	23,153	17,403
Undistributed loss from joint venture	1,545	1,033	3,084	2,070
Cumulative effect of accounting change,
net of tax	-	-	1,028	-

EBITDA	123,510	113,603	244,500	220,026
Current income taxes	(24,256)	(29,393)	(55,106)	(51,514)
Interest expense less amortization	(11,804)	(9,688)	(20,920)	(16,267)
Undistributed loss from joint venture	(1,545)	(1,033)	(3,084)	(2,070)
Other adjustments to reconcile net income to
net cash provided by operating activities	(59,743)	97,226	(44,792)	45,339

Net cash provided by operating activities	$26,162	$170,715	$120,598	$195,514

* Includes additional depreciation of approximately $7,000 and $23,000 for the 3 and 6 months ended June 30, 2002, respectively, resulting from shortening estimated useful lives on certain assets associated with legacy information systems.

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

EXPRESS SCRIPTS, INC.

Unaudited Consolidated Balance Sheet
(in thousands)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$194,562	$190,654
Receivables, net	990,090	988,544
Inventories	155,078	160,483
Other current assets	49,107	54,140

Total current assets	1,388,837	1,393,821
Property and equipment, net	172,551	168,973
Goodwill, net	1,420,752	1,378,436
Other intangible assets, net	241,189	251,111
Other assets	18,814	14,651

Total assets	$3,242,143	$3,206,992

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebates payable	$1,195,511	$1,084,906
Other current liabilities	319,095	455,601
Current maturities of long-term debt	-	3,250

Total current liabilities	1,514,606	1,543,757
Long-term debt	480,161	562,556
Other long-term liabilities	110,970	97,824

Total liabilities	2,105,737	2,204,137
Total Stockholders' equity	1,136,407	1,002,855

Total liabilities and stockholders' equity	$3,242,144	$3,206,992

EXPRESS SCRIPTS, INC.

Unaudited Condensed Consolidated Statement of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net income	$117,627	$92,669
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	26,393	50,963
Other	(23,422)	51,822

Net cash provided by operating activities	120,598	195,514

Cash flows from investing and financing activities:
Purchases of property and equipment	(21,562)	(23,001)
Acquisitions and joint venture	2,924	(520,940)
Treasury stock acquired	(45,228)	(35,904)
(Repayment of) proceeds from long-term debt	(85,430)	360,000
Other	32,606	14,164

Net cash used in investing and financing activities	(116,690)	(205,681)

Net increase (decrease) in cash and cash equivalents	3,908	(10,167)
Cash and cash equivalents at beginning of period	190,654	177,715

Cash and cash equivalents at end of period	$194,562	$167,548

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics
(in thousands, except per claim)

	3 months ended 06/30/2003	3 months ended 03/31/2003	3 months ended 12/31/2002	3 months ended 09/30/2002	3 months ended 06/30/2003
Revenue Detail
Network revenues	$2,303,311	$2,188,208	$2,314,967	$2,180,451	$2,180,888
Mail revenues	951,473	961,273	976,268	941,259	921,383
Services revenues	17,787	18,811	24,500	22,150	22,997

PBM revenues	3,272,571	3,168,292	3,315,735	3,143,860	3,125,268

Service revenues	28,637	27,793	27,071	24,432	23,494
Other revenues	32,989	27,896	21,703	19,166	18,762

Non-PBM revenues	61,626	55,689	48,774	43,598	42,256

Total revenues (1)	$3,334,197	$3,223,981	$3,364,509	$3,187,458	$3,167,524

Per Claim
Network revenue/claim	$23.99	$22.64	$24.55	$24.54	$23.81
Mail revenue/claim	$117.32 (2)	$129.36	$136.96	$133.78	$132.25
Claims Detail
Network (3)	96,026	96,667	94,289	88,869	91,610
SDS	966	889	863	794	759
Mail	8,110	7,431	7,128	7,036	6,967

Total claims	105,101	104,987	102,280	96,699	99,336

Adjusted claims (4)	121,321	119,849	116,536	110,771	113,270

Margin Analysis
Gross profit margin	6.5%	6.5%	6.7%	6.6%	6.7%
EBITDA margin	3.7%	3.8%	3.6%	3.5%	3.6%
Per Adjusted Claim
Gross profit	$1.79	$1.75	$1.93	$1.91	$1.87
EBITDA	$1.02	$1.01	$1.05	$1.00	$1.00

See Notes to Unaudited Operating Statistics

Selected Ratio Analysis
Table 2

	As of 06/30/2003	As of 03/31/2003	As of 12/31/2002	As of 09/30/2002	As of 06/30/2002
Debt to EBITDA ratio (5)	1.0x	1.2x	1.2x	1.5x	1.8x
EBITDA interest coverage (6)	10.1x	10.5x	10.7x	10.5x	10.6x
Operating cash flow interest coverage (7)	7.4x	11.1x	10.1x	10.1x	10.5x
Debt to capitalization (8)	29.7%	33.6%	36.1%	39.0%	42.8%

EXPRESS SCRIPTS, INC.

Notes
(in thousands)

Unaudited Operating Statistics

(1)     As previously discussed, we early adopted EITF No. 02-16 during 2002. As a result, revenues and cost of revenues have been reduced by the gross amount of rebates and administrative fees received from phamaceutical manufacturers for collecting, processing and reporting drug utilization data, for monitoring formulary compliance, and for calculating and distributing rebates to those of our clients for whom our PBM services includes the claims processing function. Our client’s portion, a majority of such amounts, will continue to be classified as a reduction of revenue. The amount of the reduction in revenues and cost of revenues for each period presented is as follows (in thousands):

3 months ended 12/31/2002	3 months ended 09/30/2002	3 months ended 06/30/2002	3 months ended 03/31/2002
$244,970	$238,740	$235,113	$198,048

(2)     The decrease in mail revenue per claim reflects the Department of Defense (“DoD”) TRICARE Management Activity mail contract in which we earn a fee per prescription filled by our mail order facility. Revenues and cost of revenues do not include ingredient costs.

(3)     Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(4)     Adjusted claims represent network claims and specialty distribution claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day scripts and network claims are generally 30 day scripts.

(5)     Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(6)     Represents EBITDA for the twelve months ended divided by interest for the twelve months ended. For the second quarter of 2003, this ratio was negatively impacted by the non-recurring charges to interest expense of $5.0 million which pertains to the early retirement of debt.

(7)     Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended. For the second quarter of 2003, this ratio was negatively impacted by the non-recurring charges to interest expense of $5.0 million which pertains to the early retirement of debt.

(8)     Represents debt divided by the total of debt and stockholders equity.